Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment No. 1 dated May 2, 2013 (this “Amendment”) amends the Employment Agreement effective as of June 1, 2012 (the “Employment Agreement”), by and between El Paso Electric Company, a Texas corporation (“Company”), and Thomas V. Shockley (“Executive”).

WHEREAS, the parties wish to amend certain provisions related to Executive’s benefits in the event of a Change of Control;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Amendment of Employment Agreement.  Section 2.07 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.07.  Involuntary Termination; Change of Control.

(a) Involuntary Termination. Subject to subsections (b) and (d) below, if, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive within 60 days after he is removed from the position of Chief Executive Officer or has his duties as Chief Executive Officer materially reduced without his consent, and if Executive signs within 21 days following his termination date, and lets become effective, the release of claims attached hereto as Exhibit A (the “Release”), then Executive shall receive the following:

(i) a lump sum cash payment equal to the lesser of (i) 12 months of Base Compensation and (ii) the Base Compensation that would have been payable hereunder to Executive from the date of termination through December 31, 2014, in either case paid within 60 days following the date of termination;

(ii) pro-rated Annual Bonus for the year in which the termination occurs, calculated following the end of the year consistent with the annual bonus calculation for the other executive officers, paid within 75 days following the end of the year in which the termination occurs;

(iii) reimbursement of COBRA premiums for continued health insurance coverage, until the earlier of (x) 12 months following termination of employment, (y) commencement of employment with another employer or (z) the date on which Executive ceases to be eligible for COBRA; provided that the Company shall have the right to pay an equivalent amount in a lump-sum cash payment within 60 days following the date of termination;

(iv) accelerated vesting of the Sign-On Grant; and

(v) if the termination occurs after September 30, 2014, the Long-Term Award shall be treated as provided in Section 2.04(b)(i)(y) above.

For the avoidance of doubt, any payments or benefits pursuant to this subsection (a) shall not be duplicative of those set forth in subsection (b) below in the event of a termination without Cause upon or following a Change of Control (as defined in subsection (c) below).

(b) Involuntary Termination In Connection With a Change of Control.  In the event of a Change of Control during the Term, if upon or following such Change of Control, Executive’s employment is terminated by the Company without Cause or by Executive within 60 days after the occurrence of Good Reason, Executive shall receive the following (in lieu of any payments and benefits set forth in subsection (a) above):

(i) a lump sum cash payment equal to 12 months of Base Compensation, paid on or within 15 days following his separation from service;

(ii) pro-rated Annual Bonus calculated at “target”, paid on or within 15 days following his separation from service;

(iii) if applicable, reimbursement of COBRA premiums for continued health insurance coverage, until the earliest of (x) 12 months following his separation from service, (y) commencement of employment with another employer or (z) the date on which Executive ceases to be eligible for COBRA; provided that the Company shall have the right to pay an equivalent amount in a lump-sum cash payment within 60 days following the date of Executive’s termination of employment; and

(iv) accelerated vesting of all Executive’s then-outstanding equity awards (including the Sign-On Grant); provided that with respect to the Long-Term Award, if applicable, the amount earned and vested shall be determined by the “Performance Period” thereunder being shortened to end upon such Change of Control or separation from service, as applicable, in the manner and on the date determined by the Board or its committee in its sole discretion and the performance goals associated with such awards shall be measured based on performance achieved through the end of such shortened Performance Period and such awards shall become vested and payable no later than 30 days following the Change of Control or separation from service, as applicable, on a prorated basis to reflect such shortened Performance Period, with the remaining portion of the Long-Term Award terminating.

(c) Definitions.  For purposes of this Agreement and the equity awards granted hereunder, and notwithstanding any definition set forth in the LTIP or other Company plan or agreement:

(i) “Cause” shall mean the willful and continued failure by the Executive to perform his essential duties, or the engaging by the Executive in illegal conduct or misconduct in connection with Executive’s employment that is materially injurious to the Company, in each case following written notice and a reasonable opportunity to respond, and a reasonable opportunity to cure the failure or cease any non-criminal misconduct. The determination that Cause exists shall be made by the vote of not less than a majority of directors who are then members of the Board.

(ii) “Change of Control” shall mean:

(A) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership within the meaning of Rule 13d 3 promulgated under the Exchange Act, of 50% more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following:  (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition;

(B) individuals who, as of the date of this Agreement (the “Effective Date”), constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(C) Consummation of a shareholder-approved reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individual or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(D) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event shall a “Change of Control” be deemed to have occurred as a result of the formation of a Holding Company.  For the purposes hereof, “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such Outstanding Company Voting Securities.

(iii) “Good Reason” shall mean, upon or following a Change of Control:

(A) Executive not being Chief Executive Officer of the acquiring or combined company or being required to report to a corporate officer or employee instead of reporting directly to the Board of Directors of the acquiring or combined company;

(B) any failure by the Company or its successors to comply with this Agreement, other than an isolated and insubstantial failure not occurring in bad faith and which is remedied by the Company within 15 days after receipt of notice thereof given by the Executive;

(C) a requirement that the Executive without the Executive's written consent to be based at any office or location located more than 50 miles from the office or location in effect immediately prior to the occurrence of a Change in Control;

(D) any failure of a successor of the Company to assume this Agreement and the obligations hereunder.

Section 2.  Authorization.  The Company’s Compensation Committee has authorized this Amendment.  Except as set forth in this Amendment, the Employment Agreement remains in full force and effect.  This Amendment shall take effect immediately upon its execution by both parties.

Section 3.  Counterparts.  This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

EL PASO ELECTRIC COMPANY

By:	/s/ Michael K. Parks
Name:	Michael K. Parks
Title:	Chairman of the Board of Directors

EXECUTIVE

/s/ Thomas V. Shockley
Thomas V. Shockley